Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173682 on Form S-3 and Registration Statement No. 333-175712 on Form S-8 of our reports dated March 6, 2012, relating to the 2011 financial statements of ARMOUR Residential REIT, Inc., and the effectiveness of ARMOUR Residential Inc.’s internal control over financial reporting as of December 31, 2011, appearing in this Annual Report on Form 10-K of ARMOUR Residential REIT, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Miami, Florida
March 6, 2012